Exhibit 99.1

NUVERRA RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE

SCOTTSDALE, Ariz. (November 27, 2015) – Nuverra Environmental Solutions, Inc. (NYSE: NES) (“Nuverra” or the “Company”) announced today that it received written notice on November 25, 2015 from the New York Stock Exchange (“NYSE”) that the Company had fallen below the NYSE’s continued listing standards because the Company’s average market capitalization has been less than $50 million over a consecutive 30 trading-day period and its last reported shareholders’ equity was less than $50 million.

The Company intends to submit a business plan to bring it into compliance within the required 18-month timeframe, in accordance with NYSE procedures. Nuverra has 45 days to submit its plan to the NYSE’s Listing and Compliance Committee for review and final disposition. If the plan is accepted, the Company will have 18 months to regain compliance with the continued listing standards, during which it will be subject to quarterly review for compliance with the plan. If the plan is not accepted, the Company will be subject to the delisting process and suspension from the NYSE.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements. The Company’s common stock will continue to trade on the NYSE during the 18-month plan period, subject to the Company’s compliance with other listing standards.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra on the Company’s website, http://www.nuverra.com, and in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Forward-Looking Statements

The information contained herein includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the continued trading of the Company’s stock on the NYSE, the Company’s ability to timely develop a plan, the Company’s ability to regain compliance with continued listing requirements, and the impact of the receipt of the NYSE notice on the Company’s future business operations and SEC reporting requirements. All forward-looking statements are based on information available to the Company on the date of this release and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control, including (1) the difficulty of developing a plan that is approved by the NYSE, (2) the difficulty of achieving compliance at the end of the 18 month plan period, and (3) the potential for the Company to be below criteria with respect to other NYSE listing standards. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risks and uncertainties are disclosed from time to time in the Company’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Source: Nuverra Environmental Solutions, Inc.

Liz Merritt, VP-Investor Relations & Communications

480-878-7452

ir@nuverra.com